Energy Conversion Devices (ECD Ovonics) Announces

Third Quarter Fiscal 2006 Operating Results

•	United Solar Ovonic posts record results for quarter:
o	operating profit of $2.6 million, marking five consecutive quarters of increasing gross profit margins
o	product sales increased 69% to $21 million compared to last year
o	produced above the 25MW annual capacity of its manufacturing plant
•

ECD Ovonics’ Board of Directors approved a plan to expand United Solar Ovonic’s annual manufacturing capacity to 300MW in calendar year 2010; the second 25MW plant is on schedule to be launched in the fall of 2006; the next phase of the plan is the construction of a 50MW annual capacity manufacturing facility in Greenville, Michigan, to be operational in calendar year 2007

•	ECD Ovonics successfully completed an equity offering with total gross proceeds to ECD Ovonics of approximately $376 million, principally to fund United Solar Ovonic’s capacity expansion
•	Cobasys selected to supply advanced NiMHax 36-volt Ovonic nickel metal hydride battery systems for GM's 2007 Saturn VUE Green Line SUV expected to be available to consumers in the summer of 2006
•

Ovonic Hydrogen Systems LLC showcased a high-tech hydrogen-powered hybrid vehicle using its proprietary solid metal hydrogen storage technology at the recent Society of Automotive Engineers World Congress in Detroit, Michigan

Rochester Hills, Mich., May 9, 2006 — Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the third quarter ended March 31, 2006. Net loss for the third quarter was $5.6 million on revenues of $27.0 million compared to net loss of $11.2 million on revenues of $17.9 million for the same quarter last year.

"The third quarter was extremely exciting for us and confirmed our strategy to rapidly expand United Solar Ovonic’s manufacturing capacity. Successful completion of our equity offering and the strong performance at United Solar Ovonic indicate that we are on the right track to growth and profitability. With the continued success of our Uni-Solar products, we were honored to have President Bush visit United Solar Ovonic to highlight his energy initiative," commented Robert C. Stempel, Chairman and CEO of ECD Ovonics.

“The new reality of higher oil prices continues to bring increased attention and a sense of urgency to the alternative energy sector where ECD Ovonics has been a major international player,” said Stanford R. Ovshinsky, President, Chief Scientist and Technologist of ECD Ovonics. “This has translated into record sales at United Solar Ovonic and the award of a contract to Cobasys by General Motors’ Saturn VUE for Cobasys’ advanced Ovonic NiMH battery solutions.”

The table below summarizes the Company’s operating results (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
	(in thousands, except per-share amounts)
Revenues
Product Sales	$21,401	$13,450	$62,349	$36,317
Royalties	1,704	670	3,218	3,746
Revenue from Product Development Agreements	3,267	3,362	7,448	14,690
Revenue from License and Other Agreements	288	238	784	80,246
Other	297	176	691	662
Total Revenue	26,957	17,896	74,490	135,661
Expenses	34,411	29,182	95,790	85,045
Income (Loss) from Operations	(7,454)	(11,286)	(21,300)	50,616
Other Income (Expense)
Interest Income	1,933	409	3,530	595
Interest Expense	–	(70)	(197)	(541)
Equity Loss in Joint Ventures	(105)	–	(150)	(100)
Distribution from Joint Venture	–	–	–	8,000
Impairment Loss in Rare Earth Ovonic – China	–	–	–	(1,710)
Other Nonoperating Income (Expense)	–	(196)	(24)	77
Total Other Income (Expense)	1,828	143	3,159	6,321
Net Income (Loss) from Continuing Operations
Before Income Taxes and Extraordinary Item	(5,626)	(11,143)	(18,141)	56,937
Income Taxes (Benefit)	–	(198)	–	827
Net Income (Loss) from Continuing Operations
Before Extraordinary Item	(5,626)	(10,945)	(18,141)	56,110
DISCONTINUED OPERATIONS (including gain on
disposition of discontinued operations of
$739,602 in the nine months ended March 31, 2006)	–	(305)	314	(1,141)
Extraordinary Item (Net of Taxes)	–	–	–	2,266
Net Income (Loss)	$(5,626)	$(11,250)	$(17,827)	$57,235
Basic Net Income (Loss) Per Share
Continuing Operations	$(.17)	$(.38)	$(.60)	$2.12
Discontinued Operations	–	(.01)	.01	(.04)
Extraordinary Item	–	–	–	.08
Basic Net Income (Loss) Per Share	$(.17)	$(.39)	$(.59)	$2.16
Diluted Net Income (Loss) Per Share
Continuing Operations	$(.17)	$(.38)	$(.60)	$2.04
Discontinued Operations	–	(.01)	.01	(.04)
Extraordinary Item	–	–	–	.08
Diluted Net Income (Loss) Per Share	$(.17)	$(.39)	$(.59)	$2.08

The Company’s net loss decreased by $5.6 million as revenues grew by $9.1 million in the three months ended March 31, 2006 compared to the three months ended March 31, 2005.

The major change in operating income (loss) resulted from United Solar Ovonic’s product sales increasing 69% to $21,075,000 for 2006 compared to $12,495,000 for 2005. United Solar Ovonic’s gross profit increased to $4,991,000 (23.7%) for 2006 compared to a gross profit of $1,282,000 (10.3%) for 2005.

The Company had a net loss of $17,827,000 in the nine months ended March 31, 2006, compared to a net loss of $22,297,000 in the nine months ended March 31, 2005 (excluding a one-time non-cash license fee of $79,532,000 in connection with an expanded license granted to its Cobasys joint venture). Excluding this one-time, non-cash license fee, the net loss of $17,827,000 in the nine months ended March 31, 2006 decreased by $4,470,000. The Company reported a net income of $57,235,000 for the nine months ended March 31, 2005, which included this one-time, non-cash license fee of $79,532,000.

In addition to the aforementioned one-time, non-cash license fee of $79,532,000, other major changes in operating income (loss) were as follows:

•

United Solar Ovonic’s product sales increased 64% to $60,118,000 for 2006 compared to $36,707,000 for 2005. United Solar Ovonic’s gross profit increased to $12,983,000 for 2006 compared to a gross profit of $1,670,000 for 2005.

•

Overall spending for product development and research decreased by $1,713,000 as a result of our restructuring program; however, funding decreased by $7,242,000 resulting in an increase of $5,530,000 in the net cost of product development.

For the nine months ended March 31, 2006, the Company had a gain from discontinued operations of $314,000, and for the nine months ended March 31, 2005, the loss from discontinued operations was $1,141,000.

Other major factors that impacted the change in net income (loss) compared to the nine months ended March 31, 2005 were:

•	Interest income increased by $1,524,000 for the quarter and $2,935,000 year to date due to higher interest rates and a significant increase in cash and short-term investments.
•	$2,266,000 extraordinary gain in 2005 due to payment received from Chevron in excess of restructuring costs.
•	$8,000,000 income in 2005 resulting from a distribution from our joint venture Cobasys related to a partial reimbursement of legal fees related to the MEI settlement.
•	$1,710,000 impairment loss in 2005 for Rare-Earth Ovonic joint ventures in China.

Conference Call Information

Additional information about the Company and its consolidated financial results can be found in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 which will be filed with the Securities and Exchange Commission on May 10, 2006 and will be available on the Company's website.

ECD Ovonics will hold a conference call on Tuesday, May 9, 2006, at 4:45 p.m. (Eastern Daylight Time) to discuss operating results for its third quarter of fiscal year 2006. To access the conference call, please call (877) 858-2512 or (706) 634-1291. A live webcast of the conference call will be available online on the Company’s website. A replay of the call will be available approximately one hour after the conclusion of the call through midnight Friday,

May 12, 2006, at (800) 642-1687 or (706) 645-9291. Callers should use conference ID 8543890 to access the conference call and the replay.

About ECD Ovonics

ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed its proprietary, enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. The Company's portfolio of alternative energy solutions includes Ovonic thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; Ovonic NiMH batteries; Ovonic hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and Ovonic fuel cell technology. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. ECD Ovonics designs and builds manufacturing machinery that incorporates its proprietary production processes, maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields.

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This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based. The risk factors identified in the ECD Ovonics filings with the Securities and Exchange Commission, including its automatic shelf registration statement and related prospectus supplement, the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q could impact any forward-looking statements contained in this release.

Contacts:

Stephan Zumsteg, Vice President and CFO	Bruce MacDonald
Ghazaleh Koefod, Investor Relations Energy Conversion Devices, Inc. 248.293.0440	Liebler!MacDonald 248.233.8062